As filed with the Securities and Exchange Commission on February 23, 2012.

Registration No. 333-109837

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

Post-Effective Amendment No. 1

to

Form F-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

_____________________

  COMMTOUCH SOFTWARE LTD.

(Exact name of registrant as specified in its charter)

_____________________

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

Commtouch Software Ltd.

4A Hazoran Street

Poleg Industrial Park, P.O. Box 8511

Netanya 42504, Israel

_____________________

c/o Commtouch Inc.

Gary Davis, VP, General Counsel & Corp. Secretary

292 Gibraltar Dr., Ste. 107

Sunnyvale, CA 94089

(650) 864-2000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

_____________________

With copies to:

Gary Davis VP, General Counsel & Corp. Secretary Commtouch Inc. 292 Gibraltar Dr., Suite 107 Sunnyvale, CA 94089 Tel: (650) 864-2000 Fax: (650) 864-2006	Aaron M. Lampert Naschitz, Brandes & Co. 5 Tuval Street Tel Aviv 67897 Israel Tel: 972-3-623-5000 Fax: 972-3-623-5005	Howard Berkenblit Zysman Ahararoni Gayer and Sullivan & Worcester LLP One Post Office Square Boston, MA 02109 (617) 338-2979

Approximate date of commencement of proposed sale to the public: N/A

___________________________

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Ruler 413(b) under the Securities Act, check the following box. ☐

DEREGISTRATION OF UNSOLD SECURITIES

Under Registration Statement on Form F-3 (File No. 333-109837) (the “Registration Statement”), Commtouch Software Ltd. (the “Company”) previously registered up to an aggregate of 8,793,564 of the Company’s Ordinary Shares, NIS 0.05 nominal value per share (2,931,188 shares following a reverse split at a ratio of one for three Ordinary Shares on January 2, 2008, NIS 0.15 nominal value per share) (the “Ordinary Shares”), to be sold by certain selling security holders of the Company.

Pursuant to the Company’s undertaking in Item 10 of Part II of the Registration Statement, the Company intends to remove from registration under the Registration Statement, including all amendments and exhibits thereto, the unsold portion of Ordinary Shares registered thereon. Some of the Ordinary Shares were originally issued to various, named security holders under two Ordinary Shares and Warrants Purchase Agreements entered into by the Company with the security holders, some of the Ordinary Shares were to be issued to these security holders upon exercise of warrants and some of the Ordinary Shares represented shares issued to a consultant upon exercise of warrants. The Ordinary Shares were registered on the Registration Statement to fulfill contractual obligations. This obligations further required the Company to maintain the effectiveness of the Registration Statement until the earlier of a) the date that all of the Ordinary Shares initially issued to the security holders and issued upon exercise of warrants were sold pursuant to such Registration Statement b) the date the security holders received an opinion from counsel to the Company, which counsel was reasonably acceptable to the Company, that such Ordinary Shares may be sold under the provisions of Rule 144 without limitation as to volume, c) the date that all such Ordinary Shares were otherwise transferred to persons who may trade such shares without restriction under the Securities Act, and the Company delivered a new certificate or other evidence of ownership for such Ordinary Shares not bearing a restrictive legend or d) thirty-six (36) months from the effective date of the Registration Statement. This period has expired.

Accordingly, the Company hereby de-registers all Ordinary Shares registered pursuant to the Registration Statement that as of effectiveness of this Post-Effective Amendment No. 1 remain unsold thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3, and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Netanya, State of Israel, on February 12, 2012.

Commtouch Software Ltd.

By:	/s/ Ron Ela
Ron Ela Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement on Form F-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shlomi Yanai	Chief Executive Officer	February 12, 2012
Shlomi Yanai	(Principal Executive Officer)

Chief Financial Officer
/s/ Ron Ela	(Principal Financial and	February 12, 2012
Ron Ela	Accounting Officer)

/s/ Lior Samuelson	Chairman of the Board	February 12, 2012
Lior Samuelson

/s/ Yair Bar-Touv	Director	February 12, 2012
Yair Bar-Touv

/s/ James Hamilton	Director	February 16, 2012
James Hamilton

/s/ Hila Karah	Director	February 12, 2012
Hila Karah

/s/ Aviv Raiz	Director	February 12, 2012
Aviv Raiz

/s/ Yair Shamir	Director	February 12, 2012
Yair Shamir

/s/ Lloyd E. Shefsky	Director	February 12, 2012
Lloyd E. Shefsky

/s/ Todd Thomson	Director	February 12, 2012
Todd Thomson

/s/ Shlomi Yanai	Authorized U.S. Representative	February 12, 2012
Shlomi Yanai